                                                                   EXHIBIT 10.13

                             EXPERNET CORPORATION

July 6, 1995


Mr. David Gilmour
331 S. El Monte Avenue
Los Altos, CA  94022


Dear Mr. Gilmour:

Coincident with the acquisition of a majority of the outstanding shares of the capital stock of ExperNet Corporation (the "Company") by GIGA Information Group, Inc. ("GIGA"), and in consideration for the termination of that certain employment agreement between you and the Company dated September 20, 1994, and the substitution of this agreement in its stead, the Company is pleased to offer you the position of President. This letter embodies the terms of our offer of employment to you and, if you accept such offer under these terms by signing on the indicated line below, will constitute the employment agreement between you and the Company.

As the President, you will be responsible for the general management and oversight of all the Company's activities and strategic development. You will report to and be given general direction by the Chief Executive Officer or Chief Operating Officer of GIGA. Of course, the Company may change your responsibilities and duties from time to time as it deems necessary.

Your starting salary will be $90,000 per year through August, 1995, and commencing on September 1, 1995 your salary shall be at an annualized rate of $160,000.

This employment agreement has a term of two years. During the term of this agreement, the Company may terminate your employment hereunder for Cause, as defined below, or without Cause for any reason, provided, however, that if the Company terminates your employment without Cause hereunder, you shall receive compensation as set forth below.

1. If such termination without Cause occurs within one year after the date of this agreement, the Company shall pay you one year's salary at the rate then in effect (payable at regular payroll intervals), and all unvested options to purchase common stock of GIGA granted to you shall immediately vest under all stock option agreements between you and GIGA.

2. If such termination without Cause occurs more than one year but less than two years after the date of this agreement, the Company shall pay you one year's salary (payable at regular payroll intervals) at the rate then in effect, and 30% of the remaining unvested options under all stock option agreements between you and GIGA shall immediately vest.

Mr. David Gilmour
Page 2



3. If, without your consent, you are demoted or forced to relocate to an area outside the San Francisco bay area, such action will be deemed termination without Cause, provided, however, that if you perform the role of President of ExperNet as an operating unit GIGA or of another entity owned by GIGA, or if you continue to report directly to the GIGA CEO or COO in a substantive role, such role will not be considered a demotion hereunder. The term "Cause" shall mean only: a material breach of the employment agreement by you; conviction of a felony or a misdemeanor involving moral turpitude having a material impact on the Company; breach of fiduciary duty owed to or personal dishonesty towards the Company; or habitual absenteeism or drug addiction.

Subsequent to your termination without Cause, you agree to provide the Company consultation at one-quarter time for one year after such termination. You further agree that after such termination you will not to engage in any activities that are designed to impact ExperNet negatively in the marketplace. Such agreement regarding your post-termination activities shall terminate on the later to occur of: the end of the one year salary continuation after such termination, or the date when you divest yourself of all shares of GIGA capital stock that you own. The Company and you hereby agree that the vesting of options and continued salary, pursuant to the termination provisions above, shall be allocated specifically as follows: 25% to pursuant to the termination provisions above, shall be allocated specifically as follows: 25% to the consulting services hereunder, and 75% for your agreement restricting your post-termination activities.

You will be provided three weeks of paid vacation per year. It is agreed (and you represent and warrant) that you have accrued 12.1 days of vacation pursuant to your earlier employment by the Company that such accrued vacation shall be carried forward under this agreement. In addition, you will be eligible for the standard package of employee benefits provided by the Company, including medical insurance, sick leave, and holidays. You also shall be considered for receiving such bonuses and other performance incentives as may provided to other GIGA senior management employees (i.e., those who report directly to GIGA's CEO or COO). You should note that the Company may modify the other benefits from time to time as it deems necessary.

Promptly after execution of this agreement, you will be elected to the Board of Directors of GIGA.

You will be expected to abide by Company rules and regulations.

Mr. David Gilmour
Page 3



If you wish to accept continued employment at the Company under the terms set out above, please sign and date this letter on the line below. We look forward to your favorable reply and to a productive and exciting work relationship.



Sincerely,

/s/ Gideon I. Gartner
- ---------------------
Gideon I. Gartner
Chairman of the Board


Accepted and Agreed to:

/s/ David L. Gilmour            7/6/95
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David L. Gilmour              Date



GIGA Information Systems, Inc.



By: /s/ Gideon I. Gartner         CEO
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                              Date